                           ARTICLES OF INCORPORATION

                                      OF

                         PACE U.K. HOLDING CORPORATION


         I, the undersigned natural person, over the age of eighteen (18) years and a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopt the following Articles of Incorporation for such corporation.

                                 ARTICLE ONE.

         The name of the corporation is PACE U.K. HOLDING CORPORATION.

                                 ARTICLE TWO.

         The corporation shall have a perpetual existence.

                                ARTICLE THREE.

         The purposes for which the corporation is organized are the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                 ARTICLE FOUR.

         The aggregate number of shares which the corporation shall have authority to issue is 1,000,000 shares of the par value of $0.01 each.

                                 ARTICLE FIVE.

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

                                 ARTICLE SIX.

         The corporation may acquire its own shares and may reissue such shares as provided by law.

                                ARTICLE SEVEN.

         The address of its initial registered office is 515 Post Oak Boulevard, Suite 300, Houston, Texas 77027 and the name of its initial registered agent at such address is Jeffry B. Lewis.

                                ARTICLE EIGHT.

         The number of Directors shall be fixed by the bylaws of the corporation, and until changed by the bylaws, the number of directors constituting the Board of Directors is one and the name and address of the person who is to serve as the initial Director until the first annual meeting of the shareholders or until his successor is elected and qualified is:

                                            Allen J. Becker
                                            515 Post Oak Boulevard
                                            Suite 300
                                            Houston, Texas 77027

                                 ARTICLE NINE.

         The corporation may enter into contracts or transact business with one or more of its directors or officers, or with any corporation, firm or association in which any of its directors or officers are stockholders, directors, officers, members, employees or otherwise interested; and no such contract or other transaction shall be void or voidable or otherwise affected by reason of such directorship or office in the corporation or such interest in such other firm, corporation or association, notwithstanding that a director or directors having such interest are present and counted in determining the existence of a quorum at a meeting of the Board of Directors of the corporation, and notwithstanding that the vote of such director or directors shall have been necessary to authorize, approve, ratify, or otherwise obligate the corporation upon such contract or transaction, provided that the fact of such interest shall be disclosed or otherwise known to the Board of Directors, or a majority thereof at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction; nor shall any director or officer be liable to account to the corporation for any profits realized by or from or through any such transaction or contract of the corporation by reason of such directorship, office or interest, except as otherwise provided in the bylaws of the corporation.

                                 ARTICLE TEN.

         The name and address of the incorporator is:

                                            Michael F. Rogers
                                            333 Clay Ave., Suite 800
                                            Houston, Texas 77002

                                ARTICLE ELEVEN.

         The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                ARTICLE TWELVE.

         To the fullest extent permitted by applicable law, no director of the corporation shall be liable to the corporation or any of its shareholders for monetary damages for an act or omission in the director's capacity as a director. To the fullest extent permitted by applicable law, the corporation shall indemnify and advance expenses, prior to the final disposition of the proceeding, to a director, and may, upon the determination of the Board of Directors, indemnify and advance expenses, prior to the final disposition of the proceeding, to an officer, employee, agent or person who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, who was, is or is threatened to be made a defendant or respondent in any proceeding.

                               ARTICLE THIRTEEN.

         The right of cumulative voting of shares is hereby expressly prohibited.

                               ARTICLE FOURTEEN.

         No shareholder of the corporation shall have any preemptive right to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right, option or warrant to subscribe to or acquire shares, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the corporation.

         IN WITNESS WHEREOF, I have signed this instrument on this 26th day of January, 1993.


                                                          Incorporator:


                                                          /s/ Michael R. Rogers
                                                          ---------------------
                                                          Michael F. Rogers




























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